EXHIBIT 23.3
Valuation Research Corporation
50 California St.
Suite 2310
San Francisco, CA 94111
Office: 415-277-1800
Fax: 415-277-2948
February 6, 2006
Re: Valuation Appraisal of Eagle Test Systems, Inc.
We hereby consent to reference in the prospectus in the Form S-1 of Eagle Test Systems, Inc., filed with the Securities and Exchange Commission, and all amendments thereto, of our reports to Eagle Test Systems, Inc. setting forth our appraisal of Eagle Test Systems, Inc.’s securities, and to the use in such prospectus of our firm’s name and any statements contained in such reports, and also to the reference to our firm under the heading “Experts” in such prospectus. By giving such consent, Valuation Research Corporation does not thereby admit that it is an expert with respect to any part of Form S-1 in the meaning of the term “expert” as used in, or that VRC comes within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Valuation Research Corporation

VALUATION RESEARCH CORPORATION